March 31, 2009
Reference: 97382/3

Endeavour Silver Corp.
301 - 700 West Pender Street
Vancouver, BC V6C 1G8

Re: Endeavour Silver Corp.

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Endeavour Silver Corp. (the “Corporation”) in connection with the issue and sale by the Corporation on February 26, 2009 of C$13,993,000 aggregate principal amount of subordinated unsecured convertible redeemable debentures (the “Debentures”) on a private placement basis at a price of C$1,000 per Debenture.

The Debentures are governed by a trust indenture between the Corporation and Computershare Trust Company of Canada dated as of February 26, 2009 (the “Indenture”). Each Debenture is convertible into a unit of the Corporation (a “Unit”) based on a conversion price of C$1.90 per Unit with each Unit consisting of one common share of the Corporation (a “Common Share”) and one half common share purchase warrant (a “Warrant”). Each whole Warrant is exercisable for one Common Share (the “Warrant Shares”) at a price of C$2.05 per Common Share until February 26, 2014. In addition, the Corporation has issued to Euro Pacific Capital Inc. a common share purchase warrant (the “Agent Warrant”) exercisable for 644,414 Common Shares (the “Agent Shares”) at a price of C$1.90 per Common Share until February 26, 2014.

This opinion is being rendered pursuant to Item 601(b)(5) of Regulation S-K.

We have examined executed copies of the Indenture and the Agent Warrant, such statutes, regulations, public and corporate records, including the minute books of the Corporation, officer’s certificates and other documents, and have considered such questions of law as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examinations we have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing any of such documents, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified, notarial or true copies, facsimiles or reproductions and the truthfulness and accuracy of the corporate records of the Corporation and the completeness, truth and accuracy of all facts set forth in official public records and certificates and other documents supplied by public officials and officers of the Corporation, not being aware of any reason why the addressee of this opinion would not be entitled to rely on any of the certificates upon which we are relying in rendering this opinion. With respect to certain factual matters we have relied exclusively and without independent investigation on certificates of public officials and certificates and representations of the Corporation or its officers.

We are qualified to practice law in the Provinces of British Columbia, Alberta, Ontario and Québec; however, the opinions hereinafter expressed are limited to the laws of the Province of British Columbia and the federal

Blake, Cassels & Graydon LLP is a limited liability partnership under the laws of Ontario laws of Canada applicable therein. The opinions hereinafter expressed are based upon legislation, rules and regulations in effect on the date hereof and we assume no obligation to update these opinions to take into account any changes in such laws after the date hereof.

Based upon and subject to the foregoing, we are of the opinion that:

1.

The Common Shares issuable upon conversion of the Debentures, if and when issued upon conversion of the Debentures in accordance with the terms of Indenture, will be validly issued, fully paid and non- assessable.

2.

The Warrant Shares issuable upon the exercise of any Warrants and the Agent Shares issuable upon the exercise of the Agent Warrant, when issued in accordance with the terms of the applicable Warrant and the Agent Warrant, respectively, against payment of the exercise price therefore, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are as of the date hereof. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. We hereby consent to the filing of this opinion as an exhibit to the Form F-3 filed by the Corporation on or around the date hereof (the "Registration Statement") and to the reference to us under the caption "Legal Matters" in the Registration Statement and for no other purpose. Except for such use, this opinion may not be quoted, circulated or published, in whole or in part, or otherwise referred to, filed with or furnished to any other person or entity, without our express prior written authorization. In giving this consent, we do not thereby admit that we are included in the category of person whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP

Blake, Cassels & Graydon LLP is a limited liability partnership under the laws of Ontario